EXHIBIT 3.4

STATE OF COLORADO
STATEMENT OF MERGER

for the Merger of

PureDepth, Inc.,
a Colorado corporation,

with and into

PureDepth, Inc.,
a Delaware corporation

Pursuant to Colorado Statutes 7-90-203

PUREDEPTH, INC., a Delaware corporation, hereby files this Statement of Merger in accordance with Colorado Statutes, Sections 7-111-104 (merger of parent and subsidiary), 7-111-104.5 (statement of merger), and 7-90-203 (merger of entities), and states as follows:

1. The name of the “merging entity,” as defined in the Colorado Corporations and Associations Act, is “PureDepth, Inc.” a Colorado corporation incorporated on October 8, 2002 (originally under the name Platino, Inc.), and with a principal office address of 303 Twin Dolphin Drive, 6th Floor, Redwood Shores, California 94065.

2. The name of the “surviving entity,” as defined in the Colorado Corporations and Associations Act, is “PureDepth, Inc.” a Delaware corporation incorporated on May 16, 2006, and with a principal office address of 303 Twin Dolphin Drive, 6th Floor, Redwood Shores, California 94065.

3. PureDepth, Inc. (the Colorado corporation and merging entity) is the parent corporation of PureDepth, Inc. (the Delaware corporation and surviving entity). The merger of the merging entity with and into the surviving entity was accomplished pursuant to the requirements of Colorado Statues, Sections 7-111-104 and 7-111-107, and the shareholders of PureDepth, Inc. (the Colorado corporation and merging entity) have approved the merger in a special meeting of that corporation’s shareholders.

4. PureDepth, Inc. (the Colorado corporation and merging entity) is merged into PureDepth, Inc. (the Delaware corporation and surviving entity).

IN WITNESS WHEREOF, the undersigned authorized officer of the surviving entity has set his hand to this Statement of Merger on this 30th day of May, 2006.

PureDepth, Inc., a Delaware corporation:
(surviving entity)

/s/ Fred Angelopoulos

Fred Angelopoulos
Chief Executive Officer and President